Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces Agreements to Exchange up to $30 Million Aggregate Outstanding Principal Amount of 4% Convertible Senior Subordinated Notes due 2010 for Common Stock

May 17, 2010 Seattle—Cell Therapeutics, Inc. (the “Company”) (NASDAQ and MTA: CTIC) today announced that it has entered into exchange agreements (the “Exchange Agreements”) with certain holders of some of the Company’s outstanding 4% Convertible Senior Subordinated Notes due 2010 (the “Notes”).

Pursuant to the terms of the Exchange Agreements, the Company may exchange up to approximately 60 million shares of its common stock for up to approximately $30 million aggregate outstanding principal amount of Notes in one or a series of exchanges, which may be effected over several days. Each of the Company and the other parties to the Exchange Agreements has the right to decide whether to participate in a particular exchange and there is no assurance any exchanges will occur. The term of the Exchange Agreements is ten days, subject to extension unless earlier terminated by any party to the Exchange Agreements. The final number of shares of common stock and the final principal amount of Exchange Notes to be exchanged will be determined based on a number of factors, including, among others, the trading price and volume of the common stock during the term of the Exchange Agreements, the volume weighted average price of the common stock on the securities exchanges where the common stock is listed for trading and the setting of minimum share prices with respect to the maximum number of shares that may be exchanged on a particular trading day. These factors may cause fluctuations in the trading price of the Company’s common stock during the term of the Exchange Agreements. The Company will pay accrued and unpaid interest to, but excluding, the settlement date on the Exchange Notes in cash.

The terms of the Exchange Agreements were privately negotiated with certain holders of the Notes and the issuance of shares of common stock in connection with the Exchange Agreements is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption contained in Section 4(2) of the Securities Act and/or Regulation D thereunder. The shares of common stock to be issued in connection with the Exchange Agreements will not be registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

www.CellTherapeutics.com

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit http://www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties include risks associated with fluctuations in the trading price of the Company’s common stock during the term of the Exchange Agreements, that the Company may not complete the exchange or may not complete the exchange for the full amount of the Notes pursuant to the terms of the Exchange Agreements, the Company’s ability to realize the benefits from any reduction in its outstanding indebtedness and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, the Company does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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For Further Information Contact:

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

www.CellTherapeutics.com